PROS and Commerce Announce Strategic Partnership to Redefine B2B Digital Commerce

Partnership unites AI-powered pricing, quoting and ecommerce to accelerate intelligent commerce and profitability

HOUSTON and AUSTIN, July 31, 2025 – PROS Holdings, Inc. (NYSE: PRO), a leading provider of AI-powered SaaS pricing and selling solutions, and Commerce (Nasdaq: BIGC) (formerly BigCommerce Holdings, Inc.), an open, intelligent ecosystem of technology solutions that empower businesses to unlock data potential and deliver seamless, personalized experiences at scale, today announced a strategic partnership to redefine B2B digital commerce.

Today’s B2B buyers demand accuracy, speed and transparency at every step of the purchase journey. However, the complexity of large-scale B2B operations can push the boundaries of typical ecommerce platforms. By integrating PROS enterprise-grade pricing with CPQ with Commerce’s portfolio of industry-leading applications, businesses can meet these demands head-on, resulting in fewer delays, reducing errors and accelerating time to revenue.

“Pricing is the heartbeat of every commercial interaction, and when it’s disconnected or overly complex, it disrupts the entire buying experience,” said Jeff Cotten, President and Chief Executive Officer, PROS. “By embedding our AI-powered pricing and selling capabilities directly into the ecommerce experience, we’re enabling businesses to optimize pricing and product recommendations, streamline complex quoting and deliver real-time, market-relevant offers that build buyer confidence, accelerate decision-making and drive profitability. The future of B2B commerce is not just digital, it’s dynamic, intelligent and deeply contextualized.”

The combined power of PROS and Commerce delivers on the promise of intelligent commerce, reshaping how companies engage buyers, drive revenue and scale in a digital-first world. This collaboration equips businesses to anticipate customer needs, respond to real-time market dynamics and deliver buying experiences that are both seamless and relevant. For B2B organizations selling with complex catalogs, global operations and diverse sales channels, it translates into faster time-to-value, higher conversion rates and a distinct competitive advantage in an increasingly dynamic market.

“B2B companies are no longer asking whether they should go digital — they’re asking how quickly they can get there,” said Travis Hess, Chief Executive Officer, Commerce. “By partnering with PROS, we’re giving our customers, from mid-market to global enterprises, the tools to not only sell online, but to do so intelligently, competitively and at scale. And we see this impact going beyond B2B to B2C retailers managing large, dynamic catalogs across multiple channels to improve margin and drive conversion across storefronts and marketplaces. This collaboration sets a new standard for what modern commerce can achieve.”

About PROS

PROS Holdings, Inc. (NYSE: PRO) helps the world’s leading companies outperform across the top and bottom line. Leveraging leadership in revenue and pricing science, the PROS Platform combines predictive AI, real-time analytics, and powerful automation to dynamically match offer to buyer and price to product, accelerating revenue growth and maximizing profit. With solutions spanning pricing, revenue management, offer marketing, and CPQ, PROS helps businesses optimize transactions across every channel. Learn more at pros.com.

About Commerce

Commerce empowers businesses to innovate, grow, and thrive by providing an open, AI-driven commerce ecosystem. As the parent company of BigCommerce, Feedonomics, and Makeswift, Commerce connects the tools and systems that power growth, enabling businesses to unlock the full potential of their data, deliver seamless and personalized experiences across every channel, and adapt swiftly to an ever-changing market. Trusted by leading businesses like Coldwater Creek, Cole Haan, Harvey Nichols, King Arthur Baking Co., MKM Building Supplies, Melissa & Doug, Mizuno, Patagonia, Perry Ellis, Puma, SportsShoes, United Aqua Group, and Uplift Desk, Commerce delivers the storefront control, optimized data, and AI-ready tools businesses need to grow, serve diverse buyers, and operate with confidence in an increasingly intelligent, multi-surface world. For more information, visit commerce.com or follow us on X and LinkedIn.

PROS Media Contact
Amy Williams

+1 713-335-5916
awilliams@pros.com

Commerce Media Contact
Brad Hem

+1 281-543-0669
pr@commerce.com